UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                December 18, 2000

                         Commission File Number: 0-13628
                        ---------------------------------

                            TRIDON ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


               Colorado                                  13-3183646
               --------                                  ----------
      (State or other jurisdiction of                (I.R.S. employer
      incorporation or organization)              identification number)

             11601 Wilshire Blvd., Suite 2040 Los Angeles CA.  90025
         (Address of principal executive offices)            (Zip code)

               Registrant's telephone number, including area code:
                                 (310) 726-3559

                     Name and Address for Agent of Service:
                              Warren Soloski, Esq.
                        11300 W. Olympic Blvd, Suite 800
                              Los Angeles, CA 90064

                                 (310) 477-9742

ITEM 5.  OTHER EVENTS.

     On June 6, 2000, Tridon Enterprises, Inc. (the "Registrant") entered into an agreement of reorganization with BzAds.com, Inc., a Delaware corporation. On December 15, 2000, prior to the effective date of the agreement, management of BzAds.com, Inc. requested a release from the agreement citing the inability to obtain adequate financing and set-backs with its technology that would impede BzAds.com, Inc.'s ability to execute its business plan. On December 18, 2000, the Board of Directors of Tridon Enterprises, Inc. accepted BzAds.com, Inc.'s request and executed a release from the agreement of reorganization dated June 6, 2000.

          The Registrant's future is uncertain as to the ability to meet the financial commitments required to maintain current SEC filings and to meet working capital requirements. The Registrant's auditors have expressed uncertainty to continue as a going concern. The Registrant, and its subsidiaries, has suffered substantial losses since inception. In order to continue as a going concern, the Registrant is dependent upon management's ability to raise capital from various sources, including loans from shareholders, advances from officers and the development of an ongoing source of revenue. Management will continue its efforts to seek an appropriate merger candidate for the Registrant.


     As of the date of this filing, the authorized capitalization of the Company consists of 100,000,000 shares of Common Stock, with a par value of $.001 per share and there are 79,794,734 shares issued and outstanding. The Company also has authorized 20,000,000 shares of Convertible Preferred Stock, with a par value of $.001 per share, of which 53,300 shares are issued and outstanding as of this date of this filing.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   TRIDON ENTERPRISES, INC.


DATED:  December 18, 2000          By:  /s/ Kevin Welch
                                   -------------------------
                                  KEVIN WELCH
                                  ACTING CHIEF EXECUTIVE OFFICER